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                                                                  EXHIBIT 10.7.3

                                  ADDENDUM C
                                    TO THE
                         LICENSE AND SERVICE AGREEMENT
                   BY AND BETWEEN CARDSERVICE INTERNATIONAL
                         AND CLEARCOMMERCE CORPORATION
                              DATED JUNE 30, 1998

WHEREAS, Cardservice International, Inc. ("CSI") and ClearCommerce Corporation ("CCC") have entered into a License and Service Agreement dated June 30, 1998 (the "Agreement"), a first amendment in a letter form identified as "Addendum A", dated December 31, 1998, and a second amendment identified as "Addendum B" on March 5, 1999; AND

WHEREAS, CSI and CCC desire to amend the Agreement, as amended by Addendum A and B, with this Addendum C;

NOW THEREFORE, in consideration of the mutual covenants contained herein, CSI, and its wholly owned subsidiary LinkPoint International, Inc. ("Customer") and CCC hereby agree to amend the Agreement, as amended by Addendum A and B, as follows:

1)  Section 2.  Delete the last sentence and replace that sentence with the
    ---------
following:

"During a period of two (2) years after the Effective Date of this Addendum C, Customer shall exclusively market and promote all current and future CCC products ("CCC Products") and shall exclusively use the Licensed Products for i) at least eighty percent (80%) of all of Customer's internet merchants, including all direct internet merchants and all indirect internet merchants of Customer that are served through third parties (e.g. Earthlink, MSN.com b-central, IBM, and HP), but excluding internet merchants or their affiliated third party gateway operators (e.g. Lycos) where such excluded internet merchants and gateway operators only receive merchant accounts (including merchant IDs) from CSI and where (a) Customer makes a good faith effort to convert such excluded internet merchants and gateway operators to the Customer's gateway, or (b) Customer makes a good faith effort to actively promote and market CCC Products to such excluded internet merchants and gateway operators, ("Merchants"); ii) one-hundred percent (100%) of all Merchants that use the Customer's gateway, as measured on a quarterly basis, meaning that Customer will not utilize gateway technology other than from CCC for the duration of the above mentioned two year exclusivity period. Customer hereby grants to CCC a right of first refusal to have the Licensed Products and the CCC Products used by Customer under the terms of this Agreement for all new territories and markets throughout the world.

Customer agrees, during the two year exclusivity period, to make available to CCC its historical log of card transactions corresponding charge back records, and information recorded about the corresponding individual merchants (the "Customer Data"), in a mutually agreed format. The Customer Data will be considered Confidential Information


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as defined and protected in the existing Non-Disclosure Agreement between the parties. The Customer Data will be gathered and provided electronically and in batches by Customer as requested by CCC, but not more than once per calendar quarter. If desired by CCC, technology to implement real-time access to the Customer Data on Customer's computer systems may be implemented, at the expense of CCC.

Customer provides the Customer Data to CCC on a non-exclusive basis and grants to CCC a worldwide irrevocable right and license to use the Customer Data during the exclusivity period. Except as described herein, Customer retains its rights, ownership and control of the disposition of the Customer Data. Data will be used for loss prevention and fraud prevention analysis only and if CCC wants to use it for any other reason, Customer written permission must be granted.

As compensation for providing the Customer Data to CCC, during the two year exclusivity period, CCC will pay Customer a royalty of [*] received by CCC for the sale of additional CCC products or services that are directly attributable to use of the Customer Data, adjusted for the relative proportion of the Customer Data to the overall data set for such CCC products or services. Thus, if Customer Data is the only data used in such CCC products or services, then customer will receive [*]. As another example, if Customer Data comprises [*] of the overall data set used, customer's royalty will be [*].

2) Section 5.  Delete the last sentence and replace with the following:
   ---------

"The term of the Product Support Services continue to renew automatically on an annual basis following expiration of the two year exclusivity period, unless either CCC or Customer notifies the other party in writing at least ninety (90) days prior to expiration of the Initial Term or the applicable annual Product Support Services renewal term. However, CCC shall not unreasonably terminate renewal of the Product Support Services."

3) Section 19.  Delete entire section and replace with the following:
   ----------

"Neither the License, this Agreement, nor any rights or responsibilities of Customer or any of the assets held by or on behalf of Customer relating to this Agreement, including Customer's relationship with Merchants or Customer's list of Merchants, may be assigned, sold, transferred, conveyed, or delegated to any third party without the prior written consent of CCC, which will not be unreasonably withheld. Any attempted assignment, sale, conveyance, delegation or transfer in violation of this section shall be void."

4) Add the following new section:

[*] Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

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"25. Survival.  All of the provisions of this Agreement shall survive any change
     --------
of control, merger, acquisition, sale, reorganization, or other corporate event affecting either party, and all obligations hereunder shall apply to each of the parties' subsidiaries, joint ventures, and affiliates."

5) Product and Pricing Schedule.  The parties confirm that the Initial Term is
   ----------------------------
ninety-nine (99) years.

Each Party hereto represents and warrants that (i) it has obtained all necessary approvals, consents and authorizations to enter into this Agreement and to perform and carry out its obligations hereunder, (ii) the persons executing this Agreement on its behalf have express authority to do so, and, in so doing, to bind the Party thereto; (iii) the execution, delivery, and performance of this Agreement does not violate any provision of any bylaw, charter, regulation, or any other governing authority of the Party; and (iv) the execution, delivery and performance of this Agreement has been duly authorized by all necessary corporate action and this Agreement is a valid and binding obligation of such Party, and its subsidiaries, joint ventures, and affiliates, enforceable in accordance with its terms.



IN WITNESS WHEREOF, the parties have entered into this Addendum C to the Agreement as of the date of the last signature below, ("Effective Date").


CSI and LinkPoint International Inc.    ClearCommerce Corporation

By: /s/ CAESAR BERGER                   By: /s/ MICHAEL S. GRAJEDA
    ------------------------------          --------------------------------

Print Name: Caesar Berger               Print Name: Michael S. Grajeda
            ----------------------                  ------------------------

Title: Senior Vice President            Title: Chief Financial Officer
       ---------------------------             -----------------------------

Date: March 6th, 2000                   Date: March 6, 2000
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